EXHIBIT 99.1
LIONSGATE REPORTS REVENUE OF $371.8 MILLION AND NET LOSS OF $65.3
MILLION FOR THIRD QUARTER OF FISCAL 2010, COMPARED TO REVENUE OF $324.0
MILLION AND NET LOSS OF $97.8 MILLION IN PRIOR YEAR THIRD QUARTER
ADJUSTED EBITDA FOR THIRD QUARTER IS NEGATIVE $9.8 MILLION COMPARED TO
NEGATIVE $90.9 MILLION IN PRIOR YEAR THIRD QUARTER
Basic Net Loss Per Common Share Is $0.55 In Third Quarter Compared To Basic Net Loss Per
Common Share of $0.84 In Prior Year Third Quarter
Company Reports Positive Free Cash Flow of $64.5 Million In Third Quarter Compared To Free
Cash Flow of Negative $104.9 Million In Prior Year Third Quarter
Santa Monica, CA, and Vancouver, BC (February 9, 2010) -— Lionsgate (NYSE: LGF), the leading next generation studio, continued to strengthen its financial performance for the quarter and nine months ended December 31, 2009, based on growing television production revenues, new revenue from TV Guide Network and TV Guide.com and reduced theatrical marketing and overhead costs, the Company announced today.
     The Company reported revenues of $371.8 million and net loss attributable to Lionsgate shareholders of $65.3 million for the fiscal 2010 third quarter ended December 31, 2009. Revenues increased 15% from the prior year third quarter’s $324.0 million due primarily to increases in television production revenues and new revenue of $29.3 million from TV Guide Networks and TV Guide.com.
     The Company had a net loss of $65.3 million in the third quarter compared to a net loss of $97.8 million in the prior year third quarter. Although including $26 million in marketing costs for films that will be released in the fourth or subsequent quarters, net loss in the quarter compared favorably to the prior year quarter.
     Basic net loss per common share in the third quarter was $0.55 on 117.7 million weighted average common shares outstanding, compared to basic net loss of $0.84 on 115.8 million weighted average common shares outstanding in the prior year’s third quarter.
     The Company reported adjusted EBITDA of negative $9.8 million in the third quarter compared to adjusted EBITDA of negative $90.9 million for the prior year’s third quarter. Adjustments in the quarter were made for non-cash stock options, stock appreciation rights and restricted stock units, certain non-recurring charges and non-risk prints and advertising expense, and the deduction of Lionsgate’s partners’ share of EBITDA attributed to TV Guide. EBITDA is defined as earnings before interest, income tax provision, depreciation and amortization, equity interests and gains or loss on extinguishment of debt and the sale of equity securities.
     The Company reported $64.5 million in positive free cash flow, a non-GAAP metric, in the third quarter, compared to free cash flow of negative $104.9 million for the prior year’s third quarter. Free cash flow for the first nine months of the fiscal year was negative $77.4 million compared to free cash flow of negative $141.3 million in the prior year’s first nine months. Free cash flow is defined as net cash flows provided by (used in) operating activities, less purchases of property and equipment and plus or minus the net increase or decrease in production obligations.
     For the nine months ended December 31, 2009, Lionsgate reported revenues of $1.15 billion, net income attributable to Lionsgate shareholders of $2.8 million and adjusted EBITDA of $97.9 million. This compared to revenues of $1.00 billion, net loss of $146.1 million and adjusted EBITDA of negative $109.4 million in the prior year’s first nine months. Basic net income per common share for the nine months ended December 31, 2009 was $0.02 on 117.4 million weighted average common shares outstanding compared to basic net loss of $1.25 on 117.0 million weighted average common shares outstanding in the prior year’s first nine months.
     “We had a solid quarter of revenue growth and strong free cash flow, and we remain on track to achieve our full year financial targets,” said Lionsgate Co-Chairman and Chief Executive Officer Jon Feltheimer. “We were particularly pleased to achieve record library revenues in a challenging home entertainment environment, a continuation of strong growth in all areas of our television business and significant progress in our channel investments. Coupled with a film slate that we plan to expand and diversify next year, we believe that our core and newer businesses combine to give us excellent momentum.”
     Overall motion picture revenue for the quarter of $251.0 million decreased $3.9 million, or 2%, compared to the prior year’s third quarter. Within the motion picture segment, theatrical revenue was $49.4 million, a decrease of 29% compared to the prior year third quarter, as the Company released Academy Award (R) Best Picture nominated Precious, Brothers and Saw VI in the quarter compared to five releases, four of them wide releases, in the prior year’s third quarter.
     Lionsgate’s home entertainment revenue from the motion picture segment was $95.0 million in the quarter, relatively unchanged compared to $94.6 million in the prior year’s third quarter. There were no significant new theatrical titles released on home entertainment in the quarter, and the majority of home entertainment revenue in the quarter came from the Company’s filmed entertainment library, which had the best quarterly revenue performance in its history.
     Television included in motion pictures revenue rose to $54.7 million in the third quarter, an increase of 40% from the prior year’s third quarter, with a slate of Madea Goes To Jail, The Haunting In Connecticut, My Bloody Valentine 3-D, New In Town and The Spirit comparing favorably to a slate of Meet The Browns, Rambo, The Bank Job and The Eye in the prior year’s third quarter.
     International revenues of $37.5 million in the third quarter declined 9% from the prior year’s third quarter. The principal revenue contributors in the quarter included Brothers, My Bloody Valentine 3-D and Saw VI compared to Saw V, The Eye, Conan The Barbarian and Punisher: War Zone in the prior year’s third quarter. International revenues in the quarter also included Lionsgate UK’s distribution of the third-party film The Hurt Locker, also distributed by Lionsgate’s affiliate company Maple Pictures in Canada.
     Mandate Pictures’ revenue of $12.9 million in the third quarter increased 55% from the prior year’s third quarter on the films Juno, Drag Me To Hell and Whip It compared to the films Juno, Nick and Norah’s Infinite Playlist and Passengers in the prior year’s third quarter.
     Television production revenue increased to $91.5 million in the third quarter, a gain of 32% from the prior year’s third quarter, with a 23% increase in domestic series licensing from Lionsgate Television deliveries of 13 episodes of the new series Blue Mountain State (Spike TV), five episodes of Mad Men Season 3 (AMC), eight episodes of Crash Season 2 (Starz) and two episodes of Nurse Jackie Season 2 (Showtime) along with a 108% increase in revenues from Debmar-Mercury, primarily due to the licensing of such shows as Tyler Perry’s House of Payne, its spinoff Meet The Browns and The

Wendy Williams Show, as well as a 76% increase in international television sales and a 75% increase in revenue from home entertainment releases of television production.
Lionsgate senior management will hold its analyst and investor conference call to discuss its fiscal year 2010 third quarter financial results at 9:00 A.M. ET/6:00 A.M. PT on Wednesday, February 10, 2010. Interested parties may participate live in the conference call by calling 1-800-288-8968 (612-332-0228 outside the U.S. and Canada). A full digital replay will be available from Wednesday morning, February 10, through Wednesday, February 17, by dialing 1-800-475-6701 (320-365-3844 outside the U.S. and Canada) and using access code 143850.
About Lionsgate
Lionsgate (NYSE: LGF) is the leading next generation studio with a strong and diversified presence in the production and distribution of motion pictures, television programming, home entertainment, family entertainment, video-on-demand and digitally delivered content. The Company has built a strong television presence in production of prime time cable and broadcast network series, distribution and syndication of programming through Debmar-Mercury and an array of channel assets. Lionsgate currently has nearly 20 shows on 10 different networks spanning its prime time production, distribution and syndication businesses, including such critically-acclaimed hits as “Mad Men”, “Weeds” and “Nurse Jackie” along with new series such as “Blue Mountain State” and the syndication successes “Tyler Perry’s House Of Payne”, its spinoff “Meet The Browns” and “The Wendy Williams Show”. Its feature film business has generated more than $400 million at the North American box office in the past year, including the recent critically-acclaimed hit PRECIOUS, which has garnered nearly $50 million at the North American box office and earned six Academy Award (R) nominations, including Best Picture.
     The Company’s home entertainment business has grown to more than 7% market share and is an industry leader in box office-to-DVD revenue conversion rate. Lionsgate handles a prestigious and prolific library of approximately 12,000 motion picture and television titles that is an important source of recurring revenue and serves as the foundation for the growth of the Company’s core businesses. The Lionsgate brand remains synonymous with original, daring, quality entertainment in markets around the world.
***
www.lionsgate.com
For further information, please contact:
Peter D. Wilkes
310-255-3726
pwilkes@lionsgate.com
The matters discussed in this press release include forward-looking statements, including those regarding the performance of our fiscal 2010. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including the substantial investment of capital required to produce and market films and television series, increased costs for producing and marketing feature films, budget overruns, limitations imposed by our credit facilities, unpredictability of the commercial success of our motion pictures and television programming, the cost of defending our intellectual property, difficulties in integrating acquired businesses, technological changes and other trends affecting the entertainment industry, and the risk factors as set forth in Lionsgate’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) on June 1, 2009, and in Exhibit 99.1 to our Current Report on Form 8-K filed with the SEC on October 13, 2009, which risk factors are incorporated herein by reference. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

LIONS GATE ENTERTAINMENT CORP.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

	December 31,	March 31,
	2009	2009
	(Amounts in thousands,
	except share amounts)
ASSETS
Cash and cash equivalents	$105,090	$138,475
Restricted cash	706	10,056
Restricted investments	6,995	6,987
Accounts receivable, net of reserve for returns and allowances of $83,578 (March 31, 2009 - $98,947) and provision for doubtful accounts of $8,961 (March 31, 2009 - $9,847)	255,377	227,010
Investment in films and television programs, net	731,289	702,767
Property and equipment, net	35,359	42,415
Finite-lived intangible assets, net	74,412	78,904
Goodwill	376,853	379,402
Other assets	113,026	81,234

Total assets	$1,699,107	$1,667,250

LIABILITIES
Senior revolving credit facility	$12,000	$255,000
Senior secured second-priority notes	225,488	—
Accounts payable and accrued liabilities	244,969	270,561
Participations and residuals	286,656	371,857
Film and production obligations	397,068	304,525
Subordinated notes and other financing obligations	200,064	281,521
Mandatorily redeemable preferred stock units held by noncontrolling interest	91,454	—
Deferred revenue	136,977	142,093

Total liabilities	1,594,676	1,625,557

Commitments and contingencies

SHAREHOLDERS’ EQUITY
Lions Gate Entertainment Corp. shareholders’ equity:
Common shares, no par value, 500,000,000 shares authorized, 117,834,653 and 116,950,512 shares issued at December 31, 2009 and March 31, 2009, respectively	515,728	494,724
Accumulated deficit	(438,347)	(441,153)
Accumulated other comprehensive loss	(5,091)	(11,878)

Total Lions Gate Entertainment Corp. shareholders’ equity	72,290	41,693
Noncontrolling interest	32,141	—

Total equity	104,431	41,693

Total liabilities and shareholders’ equity	$1,699,107	$1,667,250

LIONS GATE ENTERTAINMENT CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	December 31,	December 31,	December 31,	December 31,
	2009	2008	2009	2008
	(Amounts in thousands, except per share amounts)
Revenues	$371,783	$324,027	$1,153,167	$1,003,204
Expenses:
Direct operating	208,907	218,451	620,013	565,761
Distribution and marketing	160,303	170,400	347,531	458,782
General and administration	39,571	27,472	123,142	96,380
Depreciation and amortization	6,685	1,575	21,087	4,376

Total expenses	415,466	417,898	1,111,773	1,125,299

Operating income (loss)	(43,683)	(93,871)	41,394	(122,095)

Other expenses (income):
Interest expense
Contractual cash based interest	7,655	3,497	18,040	10,406
Amortization of debt discount, deferred financing costs and accretion of redeemable preferred stock units	9,104	4,615	22,725	14,502

Total interest expense	16,759	8,112	40,765	24,908
Interest and other income	(420)	(860)	(1,228)	(5,062)
Loss (gain) on extinguishment of debt	1,783	(3,023)	(5,675)	(3,023)

Total other expenses, net	18,122	4,229	33,862	16,823

Income (loss) before equity interests and income taxes	(61,805)	(98,100)	7,532	(138,918)
Equity interests loss	(6,903)	(1,695)	(10,548)	(5,841)

Loss before income taxes	(68,708)	(99,795)	(3,016)	(144,759)
Income tax provision (benefit)	(1,752)	(2,039)	259	1,292

Net loss	(66,956)	(97,756)	(3,275)	(146,051)
Add: Net loss attributable to noncontrolling interest	1,697	—	6,081	—

Net income (loss) attributable to Lions Gate Entertainment Corp. Shareholders	$(65,259)	$(97,756)	$2,806	$(146,051)

Basic Net Income (Loss) Per Common Share	$(0.55)	$(0.84)	$0.02	$(1.25)

Diluted Net Income (Loss) Per Common Share	$(0.55)	$(0.84)	$0.02	$(1.25)

Weighted average number of common shares outstanding:
Basic	117,745	115,765	117,381	117,018
Diluted	117,745	115,765	117,579	117,018

LIONS GATE ENTERTAINMENT CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	December 31,	December 31,	December 31,	December 31,
	2009	2008	2009	2008
	(Amounts in thousands)
Operating Activities:
Net income (loss) attributable to Lions Gate Entertainment Corp. shareholders	$(65,259)	$(97,756)	$2,806	$(146,051)
Net loss attributable to noncontrolling interest	(1,697)	—	(6,081)	—

Net loss	(66,956)	(97,756)	(3,275)	(146,051)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation of property and equipment	3,222	1,374	11,174	3,616
Amortization of films and television programs	142,171	128,871	429,474	315,614
Amortization of debt discount, deferred financing costs and accretion of redeemable preferred stock units	9,104	4,615	22,725	14,502
Amortization of intangible assets	3,463	201	9,913	760
Non-cash stock-based compensation	4,055	4,511	11,741	12,027
Loss (gain) on extinguishment of debt	1,783	(3,023)	(5,675)	(3,023)
Equity interests loss	6,903	1,695	10,548	5,841
Changes in operating assets and liabilities:
Restricted cash	9,190	5,235	9,350	(6,700)
Accounts receivable, net	(22,665)	16,278	(22,966)	72,945
Investment in films and television programs	(123,795)	(146,132)	(457,271)	(471,308)
Other assets	2,066	(2,753)	(2,315)	(12,191)
Accounts payable and accrued liabilities	65,942	23,749	(30,305)	26,826
Participations and residuals	(17,686)	(40,575)	(85,802)	24,696
Film obligations	16,882	63,036	(20,019)	58,711
Deferred revenue	2,070	(15,511)	(5,399)	7,826

Net Cash Flows Provided By (Used In) Operating Activities	35,749	(56,185)	(128,102)	(95,909)

Investing Activities:
Purchases of restricted investments	—	—	(13,994)	—
Proceeds from the sale of restricted investments	—	—	13,985	—
Purchases of investments — auction rate securities	(6,995)	—	—	—
Proceeds from the sale of investments — auction rate securities	6,998	(125)	—	—
Investment in equity method investees	(26,418)	(4,787)	(41,342)	(15,886)
Increase in loans receivable	(8,695)	(340)	(362)	(28,767)
Repayment of loans receivable	8,333	—	8,333	—
Purchases of property and equipment	(538)	(722)	(4,228)	(6,465)

Net Cash Flows Used In Investing Activities	(27,315)	(5,974)	(37,608)	(51,118)

Financing Activities:
Exercise of stock options	—	—	—	2,894
Tax withholding requirements on equity awards	(390)	(193)	(1,733)	(3,134)
Repurchase and cancellation of common shares	—	(231)	—	(44,968)
Proceeds from the sale of 49% interest in TV Guide Network	—	—	122,355	—
Borrowings under senior revolving credit facility	100,000	—	170,000	—
Repayments of borrowings under senior revolving credit facility	(343,000)	—	(413,000)	—
Borrowings under individual production obligations	6,493	12,276	134,587	117,662
Repayment of individual production obligations	(9,395)	(61,082)	(111,885)	(165,298)
Production obligation borrowings under Pennsylvania Regional Center credit facility	57,000	824	57,000	8,758
Production obligation borrowings under film credit facility	32,217	—	32,217	—
Proceeds from sale of senior secured second-priority notes	216,232	—	216,232	—
Repurchase of subordinated notes	(75,185)	(5,310)	(75,185)	(5,310)
Repayment of other financing obligations	(209)	—	(615)	—

Net Cash Flows Provided By (Used In) Financing Activities	(16,237)	(53,716)	129,973	(89,396)

Net Change In Cash And Cash Equivalents	(7,803)	(115,875)	(35,737)	(236,423)
Foreign Exchange Effects on Cash	241	(2,317)	2,352	(4,453)
Cash and Cash Equivalents — Beginning Of Period	112,652	248,905	138,475	371,589

Cash and Cash Equivalents — End Of Period	$105,090	$130,713	$105,090	$130,713

LIONS GATE ENTERTAINMENT CORP.
RECONCILIATION OF NET LOSS TO EBITDA, AS DEFINED AND EBITDA, AS ADJUSTED

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	December 31,	December 31,	December 31,	December 31,
	2009	2008	2009	2008
	(Amounts in thousands, except per share amounts)
Net loss	$(66,956)	$(97,756)	$(3,275)	$(146,051)
Depreciation and amortization	6,685	1,575	21,087	4,376
Interest expense	16,759	8,112	40,765	24,908
Interest and other income	(420)	(860)	(1,228)	(5,062)
Income tax provision (benefit)	(1,752)	(2,039)	259	1,292
Equity interests loss	6,903	1,695	10,548	5,841
Loss (gain) on extinguishment of debt	1,783	(3,023)	(5,675)	(3,023)

EBITDA	$(36,998)	$(92,296)	$62,481	$(117,719)

Stock-based compensation	4,277	1,411	12,565	8,281
EBITDA attributable to noncontrolling interest	(3,899)	—	(6,231)	—
Non-recurring corporate defense charges	—	—	1,012	—
Non-risk prints and advertising expense	26,798	—	28,048	—

EBITDA, as adjusted	$(9,822)	$(90,885)	$97,875	$(109,438)

EBITDA is defined as earnings before interest, income tax provision, depreciation and amortization, equity interests, and gains or losses on extinguishment of debt and the sale of equity securities. EBITDA as defined, is a non-GAAP financial measure.
EBITDA as adjusted represents EBITDA as defined above adjusted for stock-based compensation, EBITDA attributable to noncontrolling interest, certain non-recurring charges, and non-risk prints and advertising expense. Stock-based compensation represents compensation expenses associated with stock options, restricted share units and stock appreciation rights. Non-recurring charges represent legal and other professional fees associated with a shareholder activist matter. Non-risk prints and advertising expense represents the amount of theatrical marketing expense for third party titles that the Company funded and expensed for which a third party provides a guarantee that such expense will be recouped from the performance of the film (i.e. there is no risk of loss to the company) net of an amount of the estimated amortization of participation expense that would had been recorded if such amount had not been expensed.
Management believes EBITDA as defined, and EBITDA as adjusted to be a meaningful indicator of our performance that provides useful information to investors regarding our financial condition and results of operations. Presentation of EBITDA as defined, and EBITDA as adjusted, is a non-GAAP financial measure commonly used in the entertainment industry and by financial analysts and others who follow the industry to measure operating performance. While management considers EBITDA as defined, and EBITDA as adjusted, to be an important measure of comparative operating performance, it should be considered in addition to, but not as a substitute for, net income and other measures of financial performance reported in accordance with Generally Accepted Accounting Principles. EBITDA as defined and EBITDA as adjusted, do not reflect cash available to fund cash requirements. Not all companies calculate EBITDA as defined or EBITDA as adjusted, in the same manner and the measure as presented may not be comparable to similarly-titled measures presented by other companies.

LIONS GATE ENTERTAINMENT CORP.
RECONCILIATION OF FREE CASH FLOW, AS DEFINED
TO NET CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	December 31,	December 31,	December 31,	December 31,
	2009	2008	2009	2008
	(Amounts in thousands, except per share amounts)
Net Cash Flows Provided By (Used In) Operating Activities	$35,749	$(56,185)	$(128,102)	$(95,909)
Purchases of property and equipment	(538)	(722)	(4,228)	(6,465)
Net borrowings under and (repayment) of production obligations	29,315	(47,982)	54,919	(38,878)

Free Cash Flow, as defined	$64,526	$(104,889)	$(77,411)	$(141,252)

Free cash flow is defined as net cash flows provided by (used in) operating activities, less purchases of property and equipment and plus or minus the net increase or decrease in production obligations. The adjustment for the production obligations is made because the GAAP based cash flows from operations reflects a non-cash reduction of cash flows for the cost of films associated with production obligations prior to the time the Company actually pays for the film. The Company believes that it is more meaningful to reflect the impact of the payment for these films in its free cash flow when the payments are actually made.
Free cash flow is a non-GAAP financial measure as defined in Regulation G promulgated by the Securities and Exchange Commission. This non-GAAP financial measure is in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with Generally Accepted Accounting Principles.
Management believes this non-GAAP measure provides useful information to investors regarding cash that our operating businesses generate whether classified as operating or financing activity (related to the production of our films) within our GAAP based statement of cash flows, before taking into account cash movements that are non-operational. Free cash flow is a non-GAAP financial measure commonly used in the entertainment industry and by financial analysts and others who follow the industry. Not all companies calculate free cash flow in the same manner and the measure as presented may not be comparable to similarly titled measures presented by other companies.